UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 17, 2006

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

Amended and Restated 1998 Non-Employee Director Stock Incentive Plan

On May 17, 2006, the shareholders of WCI Communities, Inc. (the “Company”) approved the Amended and Restated 1998 Non-Employee Director Stock Incentive Plan (the “Amended and Restated 1998 Plan”), which amends and restates the 1998 Non-Employee Director Stock Incentive Plan, as amended (the “1998 Plan”). The Company submitted the Amended and Restated 1998 Plan to the shareholders for approval as part of its proxy statement dated April 18, 2006.

The Amended and Restated 1998 Plan increased the number of shares of the Company’s common stock authorized for issuance thereunder by 350,000, from 215,112 to 565,112. The amendment also extended the term of the 1998 Plan for two additional years beyond its original 10 year term, so that the Amended and Restated 1998 Plan will now terminate on December 4, 2010. Finally, in addition to stock option and stock appreciation right awards, which could already be granted under the 1998 Plan, the Amended and Restated 1998 Plan permits the Executive Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion, to grant or sell stock or other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the Company’s common stock. All other terms of the 1998 Plan remain unchanged. Only non-employee directors can participate in the Amended and Restated 1998 Plan. There are currently nine (9) non-employee directors.

The description of the Amended and Restated 1998 Plan set forth above is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the Amended and Restated 1998 Plan itself. The complete text of the Amended and Restated 1998 Plan is attached hereto as Exhibit 99.1. The Board of Directors approved on April 11, 2006, subject to shareholder approval which was received on May 17, 2006, the Amended and Restated 1998 Plan.

Senior Management Incentive Compensation Plan

On March 7, 2006, the Board of Directors approved, subject to shareholder approval, the Senior Management Incentive Compensation Plan (the “SMICP”), which is intended to provide for a performance bonus for the CEO and other designated executive officers of the Company upon the attainment of pre-established performance goals for the fiscal year of the Company (or other period designated by the Committee). The performance bonus is intended to satisfy the criteria necessary for the Company to deduct such bonus for U.S. federal income tax purposes. The SMICP would remain in effect through 2011, unless earlier terminated or further extended with shareholder approval. On May 17, 2006, the shareholders of the Company approved the Senior Management Incentive Compensation Plan.

The SMICP is administered by the Committee, which may designate as participants the Chief Executive Officer and/or any other executive officer of the Company and is required to set the performance goals for a performance period year no later that 90 days after the beginning of such performance period (or, if the performance period is less than one year, no later than the date on which 25% of the performance period has elapsed).

Under the SMICP, the performance goals, which may differ for each participant, must be based on attainment of target levels of, or a targeted increase in, one or more of the following Company or business group criteria: (1) earnings before taxes, (2) earnings before interest, taxes, depreciation and amortization, (3) return on net assets, (4) net income, (5) after tax return on investment, (6) sales, (7) revenues, (8) earnings per share, (9) total shareholder return , (10) return on equity, (11) return on capital, (12) total business return, (13) gross margin, (14) operating cash flow, (15) free cash flow, or (16) stock price appreciation. The measures may be based on absolute Company performance or Company performance related to a peer group or other external measure of performance. The maximum annual performance bonus payable to any participant in respect of any fiscal year under the SMICP is $12,000,000.

The Committee shall adjust, upward or downward, to the extent permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended, the performance goals to reflect (a) a change in accounting standards, (b) a significant acquisition or divestiture, (c) a significant capital transaction or (d) any other unusual, nonrecurring items that are separately identified and quantified in the Company’s audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the performance period are established, and such exclusions are stated at the time the performance goals are determined. The Committee at its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable under the SMICP. In making this determination, the Committee may take into consideration any and all factors relating to the Company’s and the participant’s performance for such performance period.

The SMICP is effective beginning for fiscal year 2006. The Committee may, without further action by the shareholders, amend the SMICP, provided that no such amendment may, without shareholder approval, increase the class of employees who may be designated as participants, change the permitted performance measures, increase the maximum bonus payable under the SMICP or make any other changes requiring shareholder approval under U.S. income tax law. The Board of Directors may, in its discretion, terminate the SMICP at any time.

The description of the SMICP set forth above is a summary, does not purport to be complete and is qualified in its entirety by the provisions of the SMICP itself. The complete text of the SMICP is attached hereto as Exhibit 99.2.

9.01 Financial Statements and Exhibits

99.1	1998 Non-Employee Director Stock Incentive Plan.

99.2	Senior Management Incentive Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.
Date: May 22, 2006
	By:	/s/ PAUL D. APPOLONIA
	Name: Title:	Paul D. Appolonia Senior Vice President, Human Resources